CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated January 22, 2009, accompanying the financial statements of Insured Income Trust, Series 156 (included in Van Kampen Unit Trusts, Taxable Income Series 118) as of September 30, 2008, and for the period from October 18, 2007 (date of deposit) through September 30, 2008 then ended and the financial highlights for the period from October 18, 2007 (date of deposit) through September 30, 2008, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-141842) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

GRANT THORNTON LLP

New York, New York
January 22, 2009